UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                 SCHEDULE 13G

                                (Rule 13d-102)

                             Information Statement
                       Pursuant to Rules 13d-1 and 13d-2

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 2)

                              Ingram Micro Inc.
    ----------------------------------------------------------------------
                               (Name of Issuer)

                        Class A Common Stock, par value $0.01
    ----------------------------------------------------------------------
                        (Title of Class of Securities)

                                    457153
                           -----------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement  [ ]



                              Page 1 of 54 Pages
                           Exhibit Index on Page 50

CUSIP NO. 457153                      13G                    Page 2 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Martha R. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   2,130,819
Person With
                                 6. SHARED VOTING POWER

                                    75,455,015

                                 7. SOLE DISPOSITIVE POWER

                                    2,130,819

                                 8. SHARED DISPOSITIVE POWER

                                    75,455,015

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           77,585,834

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           53.8%


12.   TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153                13G                          Page 3 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Orrin H. Ingram, II

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,908,275
Person With
                                 6. SHARED VOTING POWER

                                    69,286,290

                                 7. SOLE DISPOSITIVE POWER

                                    1,908,275

                                 8. SHARED DISPOSITIVE POWER

                                    69,286,290

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,194,565

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           51.7%


12.   TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153                     13G                     Page 4 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           John R. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,884,440
Person With
                                 6. SHARED VOTING POWER

                                    51,286,290

                                 7. SOLE DISPOSITIVE POWER

                                    1,884,440

                                 8. SHARED DISPOSITIVE POWER

                                    51,286,290

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           53,170,730

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           44.4%


12.   TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153                13G                     Page 5 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           David B. Ingram

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   3,501,024
Person With
                                 6. SHARED VOTING POWER

                                    51,286,290

                                 7. SOLE DISPOSITIVE POWER

                                    3,501,024

                                 8. SHARED DISPOSITIVE POWER

                                    51,286,290

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           54,787,314

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           45.2%


12.   TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153                13G                     Page 6 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Robin B. Ingram Patton

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           United States of America

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   380,328
Person With
                                 6. SHARED VOTING POWER

                                    51,034,001

                                 7. SOLE DISPOSITIVE POWER

                                    380,328

                                 8. SHARED DISPOSITIVE POWER

                                    51,034,001

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           51,414,329

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           43.6%


12.   TYPE OF REPORTING PERSON

          IN

CUSIP NO. 457153                13G                    Page 7 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           QTIP Marital Trust Created Under the E. Bronson Ingram
           Revocable Trust Agreement Dated January 4, 1995

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   49,099,259
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    49,099,259

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,099,259

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           42.5%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                13G                    Page 8 of 54 Pages


1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

          Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   814,817
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    814,817

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           814,817

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.2%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                13G                         Page 9 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Martha and Bronson Ingram Foundation

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   252,289
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    252,289

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           252,289

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.4%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                          13G               Page 10 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           E. Bronson Ingram 1994 Charitable Lead Annuity Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,934,742
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    1,934,742

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,934,742

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.8%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G                   Page 11 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Ingram Charitable Fund, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   18,000,000
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    18,000,000

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,000,000

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           21.3%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G                   Page 12 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   345,868
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    345,868

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           345,868

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.5%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                         13G                Page 13 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Orrin Henry Ingram, II, Under Agreement with
           E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   942,175
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    942,175

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           942,175

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.4%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 14 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Orrin Henry Ingram, II, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   75,916
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    75,916

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,916

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 15 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The Orrin H. Ingram Irrevocable Trust Dated July 9,
           1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   71,007
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    71,007

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 16 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of Orrin H. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   6,892
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    6,892

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           6,892

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 17 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for John Rivers Ingram, Under Agreement with
           E. Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   347,387
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    347,387

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           347,387

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.5%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 18 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for John Rivers Ingram, Under Agreement with
           E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   926,365
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    926,365

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           926,365

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.4%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 19 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for John Rivers Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   75,916
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    75,916

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           75,916

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 20 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The John R. Ingram Irrevocable Trust Dated July 9,
           1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   71,007
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    71,007

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 21 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of John R. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   6,892
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    6,892

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 22 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The John and Stephanie Ingram Family 1996
           Generation Skipping Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   31,497
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    31,497

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,497

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 23 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   652,313
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    652,313

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          652,313

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 24 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for David B. Ingram, Under Agreement with E.
           Bronson Ingram Dated June 14, 1968


2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,739,921
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    1,739,921

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,739,921

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.5%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 25 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for David B. Ingram, Under Agreement with
           Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   142,586
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    142,586

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          142,586

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 26 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The David B. Ingram Irrevocable Trust Dated July
           9, 1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   133,365
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    133,365

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          133,365

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.2%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 27 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of David B. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   12,945
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    12,945

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,945

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 28 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           David and Sarah Ingram Family 1996 Generation
           Skipping Trust

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Tennessee

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   59,157
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    59,157

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          59,157

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 29 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   926,365
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    926,365

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          926,365

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.4%


12.   TYPE OF REPORTING PERSON

          OO

 NO. 457153                      13G               Page 30 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   1,852,729
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    1,852,729

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,852,729

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.7%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 31 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   75,926
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    75,926

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          75,926

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 32 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           The Robin Ingram Patton Irrevocable Trust Dated
           July 9, 1992

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Minnesota

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   71,007
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    71,007

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          71,007

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.1%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 33 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           Trust for the Benefit of Robin B. Ingram
           Established by Martha R. Rivers Under Agreement of
           Trust Originally Dated April 30, 1982, as Amended

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           South Carolina

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                   6,892
Person With
                                 6. SHARED VOTING POWER

                                    -0-

                                 7. SOLE DISPOSITIVE POWER

                                    6,892

                                 8. SHARED DISPOSITIVE POWER

                                    -0-

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,892

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%


12.   TYPE OF REPORTING PERSON

          OO

CUSIP NO. 457153                      13G               Page 34 of 54 Pages

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO.

           SunTrust Bank, Atlanta

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP


                                                              (a) [ ]

                                                              (b) [X]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

           Georgia

Number of Shares                 5. SOLE VOTING POWER
Beneficially Owned
by Each Reporting                       535,606
Person With
                                 6. SHARED VOTING POWER

                                        8,084,009

                                 7. SOLE DISPOSITIVE POWER

                                        535,606

                                 8. SHARED DISPOSITIVE POWER

                                        8,084,009

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,619,615

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES                                              [ ]


11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          11.5%


12.   TYPE OF REPORTING PERSON

          BK

CUSIP NO. 457153                      13G               Page 35 of 54 Pages


Item 1(a). Name of Issuer:

           Ingram Micro Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive
           Offices:

           1600 E. St. Andrew Place
           Santa Ana, CA 92705

Item 2(a). Name of Persons Filing:

           Martha R. Ingram

           Orrin H. Ingram, II

           John R. Ingram

           David B. Ingram

           Robin B. Ingram Patton

           QTIP Marital Trust Created Under the E. Bronson Ingram Revocable Trust Agreement Dated January 4, 1995 ("QTIP Trust")

           E. Bronson Ingram 1995 Charitable Remainder 5% Unitrust ("Charitable Remainder")

           Martha and Bronson Ingram Foundation ("Foundation")

           E. Bronson Ingram 1994 Charitable Lead Annuity Trust ("Charitable Lead")

           Ingram Charitable Fund, Inc. ("Charitable Fund")

           Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("OHI '67 Trust")

           Trust for Orrin Henry Ingram, II, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("OHI '68 Trust")

CUSIP NO. 457153                      13G               Page 36 of 54 Pages


           Trust for Orrin Henry Ingram, II, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("OHI '75 Trust")

           The Orrin H. Ingram Irrevocable Trust Dated July 9, 1992 ("OHI '92 Trust")

           Trust for the Benefit of Orrin H. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("OHI '82 Trust")

           Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("JRI '67 Trust")

           Trust for John Rivers Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("JRI '68 Trust")

           Trust for John Rivers Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("JRI '75 Trust")

           The John R. Ingram Irrevocable Trust Dated July 9, 1992 ("JRI '92 Trust")

           Trust for the Benefit of John R. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("JRI '82 Trust")

           The John and Stephanie Ingram Family 1996 Generation Skipping Trust ("JRI Family Trust")

           Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("DBI '67 Trust")

           Trust for David B. Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("DBI '68 Trust")

           Trust for David B. Ingram, Under Agreement with Hortense E. Ingram Dated December 22, 1975 ("DBI '75 Trust")

CUSIP NO. 457153                      13G               Page 37 of 54 Pages


           The David B. Ingram Irrevocable Trust Dated July 9, 1992 ("DBI '92 Trust")

           Trust for the Benefit of David B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("DBI '82 Trust")

           David and Sarah Ingram Family 1996 Generation Skipping Trust ("DBI Family Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated October 27, 1967 ("RBI '67 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with E. Bronson Ingram Dated June 14, 1968 ("RBI '68 Trust")

           Trust for Robin Bigelow Ingram, Under Agreement with Hortense B. Ingram Dated December 22, 1975 ("RBI '75 Trust")

           The Robin Ingram Patton Irrevocable Trust Dated July 9, 1992 ("RBI '92 Trust")

           Trust for the Benefit of Robin B. Ingram Established by Martha R. Rivers Under Agreement of Trust Originally Dated April 30, 1982, as Amended ("RBI '82 Trust")

           SunTrust Bank, Atlanta ("SunTrust")

           In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information contained herein concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

CUSIP NO. 457153                      13G               Page 38 of 54 Pages

Item 2(b). Address of Principal Business Office or, if None, Residence:

           The business address of each of Martha R. Ingram, Orrin H. Ingram and John R. Ingram, II is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The business address of David B. Ingram is c/o Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne, TN 37089.

           The address of Robin B. Ingram Patton is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of QTIP Trust, Foundation and Charitable Lead is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of Charitable Remainder is c/o Martha R. Ingram, Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of the Charitable Fund is c/o Martha R. Ingram, Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, TN 37205.

           The address of each of OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust is c/o SunTrust Bank, Atlanta, Attn: Thomas A. Shanks, Jr., Trust Company Tower, 25 Park Place, 2nd Floor, Atlanta, GA 30303.

           The address of each of OHI '92 Trust, OHI '82 Trust, JRI '92 Trust, JRI '82 Trust, DBI '92 Trust, DBI '82 Trust, RBI '92 Trust, RBI '82 Trust and JRI Family Trust is c/o William S. Jones, Ingram Industries Inc., 4400 Harding Road, Nashville, TN 37205

CUSIP NO. 457153                      13G               Page 39 of 54 Pages

           The address of DBI Family Trust is c/o Thomas H. Lunn,
           Ingram Entertainment Inc., 2 Ingram Boulevard, La Vergne,
           TN 37089.

           The address of SunTrust is Trust Company Tower, 25 Park Place, NE, Atlanta, GA 30303


Item 2(c). Citizenship:

           Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States.

Item 2(d). Title of Class of Securities:

           Class A Common Stock, par value $0.01 per share

Item 2(e). CUSIP Number:

           457153

Item 3.    Type of Reporting Person:

           N/A

Item 4.    Ownership:

           (a), (b) and (c)

           The entities named in Exhibit 1 (excluding SunTrust) (the "Shareholders") and the Company entered into a Board Representation Agreement (the "Agreement") dated as of November 6, 1996. Except as described in footnotes (10) and (11) below, all of the shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), covered by this statement are subject to the Agreement, which requires (i) the Shareholders to vote for certain directors of the Company and (ii) a majority of the Shareholders to approve certain corporate transactions. The parties to the Agreement (other than the Company) and

CUSIP NO. 457153                      13G               Page 40 of 54 Pages

           certain trustees of certain Shareholders are filing this Schedule 13G jointly. The filing of this statement should not be construed as an admission by any person that such person is, for purposes of
           Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. Based on information provided by the Company, as of December 31, 1998, there were outstanding 66,520,715 shares of Class A Common Stock and 75,454,672 shares of Class B Common Stock. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B Common Stock entitles the holder to ten votes on each such matter. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders of the Company. The table below indicates the beneficial ownership of Class A Common Stock as of December 31, 1998 of the persons filing this statement. Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, certain securities convertible into, or exchangeable for, shares of Class A Common Stock, may be deemed to be shares of Class A Common Stock for purposes of determining beneficial ownership. See footnote (2) below. Also indicated is the percentage of Common Equity (as defined below) owned by each of the persons filing this statement. All shares are Class B Common Stock, except as noted:

===============================================================================
                                                  % Class A
                        Beneficial              Common Stock          % Common
                       Ownership at                  at              Equity at
                      12/31/98(1)(2)             12/31/98(2)        12/31/98(3)
--------------------------------------------------------------------------------
Martha R. Ingram     77,585,834(4)(5)               53.8%               54.6%
--------------------------------------------------------------------------------
Orrin H. Ingram,     71,194,565(5)(6)               51.7%               50.1%
II
--------------------------------------------------------------------------------
John R. Ingram       53,170,730(5)(7)               44.4%               37.4%
--------------------------------------------------------------------------------
David B. Ingram      54,787,314(5)(8)               42.5%               38.6%
--------------------------------------------------------------------------------

CUSIP NO. 457153                      13G               Page 41 of 54 Pages

===============================================================================
                                                  % Class A
                        Beneficial              Common Stock          % Common
                       Ownership at                  at              Equity at
                      12/31/98(1)(2)             12/31/98(2)        12/31/98(3)
--------------------------------------------------------------------------------
Robin B. Ingram      51,414,329(5)(9)               43.6%               36.2%
Patton
--------------------------------------------------------------------------------
QTIP Trust           49,099,259                     42.5%               34.6%
--------------------------------------------------------------------------------
Charitable              814,817                      1.2%                0.6%
Remainder
--------------------------------------------------------------------------------
Foundation              252,289                      0.4%                0.2%
--------------------------------------------------------------------------------
Charitable Lead       1,934,742                      2.8%                1.4%
--------------------------------------------------------------------------------
Charitable Fund      18,000,000                     21.3%               12.7%
--------------------------------------------------------------------------------
OHI '67 Trust           345,868                      0.5%                0.2%
--------------------------------------------------------------------------------
OHI '68 Trust           942,175                      1.4%                0.7%
--------------------------------------------------------------------------------
OHI '75 Trust            75,916                      0.1%                0.1%
--------------------------------------------------------------------------------
OHI '92 Trust            71,007                      0.1%                0.1%
--------------------------------------------------------------------------------
OHI '82 Trust             6,892                      0.0%                0.0%
--------------------------------------------------------------------------------
JRI '67 Trust           347,387                      0.5%                0.2%
--------------------------------------------------------------------------------
JRI '68 Trust           926,365                      1.4%                0.7%
--------------------------------------------------------------------------------
JRI '75 Trust            75,916                      0.1%                0.1%
--------------------------------------------------------------------------------
JRI '92 Trust            71,007                      0.1%                0.1%
--------------------------------------------------------------------------------
JRI '82 Trust             6,892                      0.0%                0.0%
--------------------------------------------------------------------------------
JRI Family Trust         31,497                      0.0%                0.0%
--------------------------------------------------------------------------------
DBI '67 Trust           652,313                      1.0%                0.5%
--------------------------------------------------------------------------------
DBI '68 Trust         1,739,921                      2.5%                1.2%
--------------------------------------------------------------------------------
DBI '75 Trust           142,586                      0.2%                0.1%
--------------------------------------------------------------------------------

CUSIP NO. 457153                      13G               Page 42 of 54 Pages
===============================================================================
                                                  % Class A
                        Beneficial              Common Stock          % Common
                       Ownership at                  at              Equity at
                      12/31/98(1)(2)             12/31/98(2)        12/31/98(3)
--------------------------------------------------------------------------------

DBI '92 Trust           133,365                      0.2%                0.1%
--------------------------------------------------------------------------------
DBI '82 Trust            12,945                      0.0%                0.0%
--------------------------------------------------------------------------------
DBI Family Trust         59,157                      0.1%                0.0%
--------------------------------------------------------------------------------
RBI '67 Trust           926,365                      1.4%                0.7%
--------------------------------------------------------------------------------
RBI '68 Trust         1,852,729                      2.7%                1.3%
--------------------------------------------------------------------------------
RBI '75 Trust            75,926                      0.1%                0.1%
--------------------------------------------------------------------------------
RBI '92 Trust            71,007                      0.1%                0.1%
--------------------------------------------------------------------------------
RBI '82 Trust             6,892                      0.0%                0.0%
--------------------------------------------------------------------------------
SunTrust              8,619,615 (10)                11.5%                6.1%
================================================================================


(1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

(2) Pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as used in this table, "beneficial ownership" means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have "beneficial ownership" of any security that such person has
         a right to acquire within 60 days after such date.   For purposes of
         calculating the ownership percentage of any person named above, any securities that any person other than such person has the right to acquire within 60 days of such date are not deemed to be outstanding.

(3) "Common Equity" means the Class A Common Stock and the Class B Common Stock. Each share of Class B Common Stock is convertible at any time at the option of the holder into one share of Class A Common Stock.

CUSIP NO. 457153                      13G               Page 43 of 54 Pages

(4) Includes 1,316,002 shares held by Martha R. Ingram. Also includes the shares held by Charitable Remainder, with respect to which Martha R. Ingram acts as trustee. Also includes the shares held by QTIP Trust, Foundation, Charitable Fund, OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, RBI '67 Trust, RBI '68 Trust and RBI '75 Trust, with respect to which Martha R. Ingram acts as a trustee and shares voting and dispositive power.

(5) Excludes 231,000 shares of Class A Common Stock held by Ingram Industries Inc. ("Ingram Industries"). Each of Martha R. Ingram, Orrin H. Ingram, II, John R. Ingram, David B. Ingram and Robin B. Ingram Patton are principal stockholders of Ingram Industries, and may be deemed to be beneficial owners of the shares held by Ingram Industries.

(6) Includes 1,871,380 shares of Class B Common Stock, 22,022 shares of Class A Common Stock and options exercisable for 14,873 shares of Class A Common Stock held by Orrin H. Ingram, II. Also includes the shares held by QTIP Trust, Foundation, Charitable Lead and Charitable Fund, with respect to which Orrin H. Ingram, II acts as a trustee and shares voting and dispositive power.

(7) Includes 1,863,438 shares of Class B Common Stock and options exercisable for 21,002 shares of Class A Common Stock held by John R. Ingram. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which John R. Ingram acts as a trustee and shares voting and dispositive power.

(8) Includes 3,482,713 shares of Class B Common Stock and options exercisable for 18,311 shares of Class A Common Stock held by David B. Ingram. Also includes the shares held by QTIP Trust, Foundation and Charitable Lead, with respect to which David B. Ingram acts as a trustee and shares voting and dispositive power. Excludes 2,901 shares of Class A Common Stock held by Ingram Entertainment Inc. David
         B. Ingram is a principal stockholder of Ingram Entertainment Inc., and may be deemed to be the beneficial owner of the shares held by Ingram Entertainment Inc.

(9) Includes 380,328 shares of Class B Common Stock held by Robin B. Ingram Patton. Also includes the shares held by QTIP Trust and

CUSIP NO. 457153                      13G               Page 44 of 54 Pages

         Charitable Lead, with respect to which Robin B. Ingram Patton acts as a trustee and shares voting and dispositive power.

(10) Includes the shares held by OHI '67 Trust, OHI '68 Trust, OHI '75 Trust, OHI '82 Trust, OHI '92 Trust, JRI '67 Trust, JRI '68 Trust, JRI '75 Trust, JRI '82 Trust, JRI '92 Trust, DBI '67 Trust, DBI '68 Trust, DBI '75 Trust, DBI '82 Trust, DBI '92 Trust, RBI '67 Trust, RBI '68 Trust, RBI '75 Trust, RBI '82 Trust and RBI '92 Trust, with respect to which SunTrust, Atlanta acts as a trustee and shares voting and dispositive power. Also includes 45,487 shares of Class A Common Stock held in accounts for customers of SunTrust Banks, Inc. and its affiliates including SunTrust, Atlanta. SunTrust Banks, Inc. and its affiliates had sole voting and dispositive power with respect to 40,987 of these shares, and shared voting and dispositive power with respect to 4,500 of these shares. SunTrust Banks, Inc. and its affiliates held an additional 9,849 shares of Class A Common Stock, which are not reported in the table above, in non-discretionary accounts. SunTrust Banks, Inc. and each of its affiliates disclaim any beneficial interest in all shares of Common Equity it holds. After the close of business on December 31, 1998, SunTrust Banks, Inc. entered into a business combination with Crestar Financial Corporation. As of December 31, 1998, Crestar Financial Corporation and its affiliates held 49,400 shares of Class A Common Stock in non-discretionary accounts.

Item 5.  Ownership of Five Percent or Less of a Class:

         N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

         N/A

Item 8.  Identification and Classification of Members of the Group:

         See Exhibit 1

CUSIP NO. 457153                      13G               Page 45 of 54 Pages


Item 9.  Notice of Dissolution of Group:

         N/A

Item 10. Certification:

         N/A

                                   ----------

CUSIP NO. 457153                      13G               Page 46 of 54 Pages



                                   SIGNATURE

      After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 9, 1999



                                         LILY YAN AREVALO


                                         For each of:

                                         Martha R. Ingram

                                         Orrin H. Ingram, II

                                         John R. Ingram

                                         David B. Ingram

                                         Robin B. Ingram Patton

                                         Martha R. Ingram, Orrin H. Ingram, II,
                                         John R. Ingram, David B. Ingram and
                                         Robin B. Ingram Patton as
                                         co-trustees for the QTIP MARITAL
                                         TRUST CREATED UNDER THE E. BRONSON
                                         INGRAM REVOCABLE TRUST AGREEMENT
                                         DATED JANUARY 4, 1995

                                         Martha R. Ingram as trustee for the
                                         E. BRONSON INGRAM 1995 CHARITABLE
                                         REMAINDER 5% UNITRUST

                                         Orrin H. Ingram, John R. Ingram,
                                         David B. Ingram and Robin B. Ingram

CUSIP NO. 457153                      13G               Page 47 of 54 Pages


                                         co-trustees for the MARTHA AND BRONSON
                                         INGRAM FOUNDATION

                                         Orrin H. Ingram, John R. Ingram,
                                         David B. Ingram and Robin B. Ingram
                                         Patton as co-trustees for the E.
                                         BRONSON INGRAM 1994 CHARITABLE LEAD
                                         ANNUITY TRUST

                                         Martha R. Ingram and Orrin H. Ingram
                                         as co-trustees for the INGRAM
                                         CHARITABLE FUND, INC.

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR ORRIN HENRY INGRAM, II, UNDER
                                         AGREEMENT WITH E. BRONSON INGRAM
                                         DATED OCTOBER 27, 1967

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR ORRIN HENRY INGRAM, II, UNDER
                                         AGREEMENT WITH E. BRONSON INGRAM
                                         DATED JUNE 14, 1968

                                         SunTrust Bank, Atlanta as trustee
                                         for the TRUST FOR ORRIN HENRY
                                         INGRAM, II, UNDER AGREEMENT WITH
                                         HORTENSE B. INGRAM DATED DECEMBER
                                         22, 1975

                                         SunTrust Bank, Atlanta as trustee
                                         for THE ORRIN H. INGRAM IRREVOCABLE
                                         TRUST DATED JULY 9, 1992

                                         SunTrust Bank, Atlanta as trustee
                                         for the TRUST FOR THE BENEFIT OF
                                         ORRIN H. INGRAM ESTABLISHED BY
                                         MARTHA R. RIVERS UNDER AGREEMENT OF
                                         TRUST ORIGINALLY DATED APRIL 30,
                                         1982, AS AMENDED

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR JOHN RIVERS INGRAM, UNDER
                                         AGREEMENT WITH E. BRONSON INGRAM
                                         DATED OCTOBER 27, 1967

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR JOHN RIVERS INGRAM, UNDER
                                         AGREEMENT WITH E. BRONSON INGRAM
                                         DATED JUNE 14, 1968

CUSIP NO. 457153                      13G               Page 48 of 54 Pages

                                         SunTrust Bank, Atlanta as trustee
                                         for the TRUST FOR JOHN RIVERS
                                         INGRAM, UNDER AGREEMENT WITH
                                         HORTENSE B. INGRAM DATED DECEMBER
                                         22, 1975

                                         SunTrust Bank, Atlanta as co-trustee
                                         for THE JOHN R. INGRAM IRREVOCABLE
                                         TRUST DATED JULY 9, 1992

                                         SunTrust Bank, Atlanta as co-trustee
                                         of the TRUST FOR THE BENEFIT OF JOHN
                                         R. INGRAM ESTABLISHED BY MARTHA R.
                                         RIVERS UNDER AGREEMENT OF TRUST
                                         ORIGINALLY DATED APRIL 30, 1982,AS
                                         AMENDED

                                         William S. Jones, as trustee for THE
                                         JOHN AND STEPHANIE INGRAM FAMILY
                                         1996 GENERATION SKIPPING TRUST

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR DAVID B. INGRAM, UNDER AGREEMENT
                                         WITH E. BRONSON INGRAM DATED OCTOBER
                                         27, 1967

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR DAVID B. INGRAM, UNDER AGREEMENT
                                         WITH E. BRONSON DATED JUNE 14, 1968

                                         SunTrust Bank, Atlanta as trustee
                                         for the TRUST FOR DAVID B. INGRAM,
                                         UNDER AGREEMENT WITH HORTENSE B.
                                         INGRAM DATED DECEMBER 22, 1975

                                         SunTrust Bank, Atlanta as trustee
                                         for THE DAVID B. INGRAM IRREVOCABLE
                                         TRUST DATED JULY 9, 1992

CUSIP NO. 457153                      13G               Page 49 of 54 Pages

                                         SunTrust Bank, Atlanta as co-trustee
                                         for the TRUST FOR THE BENEFIT OF
                                         DAVID B. INGRAM ESTABLISHED BY
                                         MARTHA R. RIVERS UNDER AGREEMENT OF
                                         TRUST ORIGINALLY DATED APRIL 30,
                                         1982, AS AMENDED

                                         Thomas H. Lunn, as trustee for the
                                         DAVID AND SARAH INGRAM FAMILY 1996
                                         GENERATION SKIPPING TRUST

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR ROBIN BIGELOW INGRAM, UNDER
                                         AGREEMENT WITH E. BRONSON INGRAM
                                         DATED OCTOBER 27, 1967

                                         SunTrust Bank, Atlanta and Martha R.
                                         Ingram as co-trustees for the TRUST
                                         FOR ROBIN BIGELOW INGRAM, UNDER
                                         AGREEMENT WITH E. BRONSON INGRAM
                                         DATED JUNE 14, 1968

                                         SunTrust Bank, Atlanta as trustee
                                         for the TRUST FOR ROBIN BIGELOW
                                         INGRAM, UNDER AGREEMENT WITH
                                         HORTENSE B. INGRAM DATED DECEMBER
                                         22, 1975

                                         SunTrust Bank, Atlanta as co-trustee
                                         for THE ROBIN INGRAM PATTON
                                         IRREVOCABLE TRUST DATED JULY 9, 1992

                                         SunTrust Bank, Atlanta as co-trustee
                                         for the TRUST FOR THE BENEFIT OF
                                         ROBIN B. INGRAM ESTABLISHED BY
                                         MARTHA R. RIVERS UNDER AGREEMENT OF
                                         TRUST ORIGINALLY DATED APRIL 30,
                                         1982, AS AMENDED

                                         SUNTRUST BANK, ATLANTA

                                         /s/Lily Yan Arevalo/s/
                                         ----------------------
                                         Name: Lily Yan Arevalo
                                         Title: Attorney-in-Fact

CUSIP NO. 457153                      13G               Page 50 of 54 Pages


                                  Exhibit Index
                                  -------------

Exhibit                                                              Page
-------                                                              ----
  1.           Names of Reporting Persons                             51

  2.           Power of Attorney for Ingram Charitable                53
               Fund, Inc.

  3.           Power of Attorney for all other filers
               (incorporated by reference to Exhibit 2
               to Schedule 13G Amendment No. 1 filed
               on February 17, 1998)